EXHIBIT 99.1

Sun Healthcare Group, Inc.
Announces Results of Special Meeting of Stockholders
in Connection with Proposed Transaction with Genesis HealthCare LLC

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

Irvine, Calif. (Sept. 5, 2012)—Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) today announced that stockholders have approved the previously announced merger with Genesis HealthCare LLC. Stockholders also approved, on an advisory basis, the compensation arrangements that may be paid or become payable to Sun’s named executive officers in connection with the merger. The closing of the transaction remains subject to other customary conditions, including required regulatory approvals. Sun expects that the transaction will close in late fall 2012.

About Sun Healthcare Group, Inc.

           Sun Healthcare Group, Inc. (NASDAQ: SUNH) is a healthcare services company, serving principally the senior population, with consolidated annual revenues in excess of $1.9 billion and approximately 28,000 employees in 46 states. Sun's services are provided through its subsidiaries: as of June 30, 2012, SunBridge Healthcare and its subsidiaries’ continuing operations include 158 skilled nursing centers, 13 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and seven mental health centers with an aggregate of 21,349 licensed beds in 23 states; SunDance Rehabilitation provides rehabilitation therapy services to affiliated and non-affiliated centers in 36 states; CareerStaff Unlimited provides medical staffing services in 40 states; and SolAmor Hospice provides hospice services in 11 states. For more information, go to www.sunh.com.

Forward-looking Statements

           Statements made in this release regarding the Company’s expectations with respect to the closing of the transaction with Genesis HealthCare are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. Factors that could cause actual results to differ are identified in filings made by the Company with the Securities and Exchange Commission and include delays in or failure to satisfy required conditions to the closing of the proposed merger with Genesis HealthCare, including the receipt of required regulatory approvals with respect to the transaction; the outcome of any current or future litigation involving Sun or the transaction; and failure to consummate or delay in consummating the transaction for other reasons. More information on these and other risk factors that could affect the Company or the closing of the transaction are included in Sun's filings made with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which are available on Sun's web site, www.sunh.com. There may be additional risks of which the Company is presently unaware or that it currently deems immaterial.

               The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control. Sun cautions investors that any forward-looking statements made by Sun are not guarantees of future performance and are only made as of the date of this release. Sun disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.